Exhibit 11

STERLING BANCORP AND SUBSIDIARIES
Statement Re: Computation of Per Share Earnings

	Three Months Ended September 30,			Nine Months Ended September 30,

	2008	2007		2008	2007

Income from continuing operations, net of tax	$3,785,503	$3,841,057		$11,957,461	$11,204,168
Loss from discontinued operations, net of tax	—	(774,315)		—	(795,034)

Net income available for common shareholders	$3,785,503	$3,066,742		$11,957,461	$10,409,134

Weighted average common shares outstanding	18,015,871	17,910,268		17,972,517	18,329,750
Add dilutive effect of:
Stock options	210,940	311,287		246,858	420,116

Adjusted for assumed diluted computation	18,226,811	18,221,555		18,219,375	18,749,866

Income from continuing operations, net of tax, per average common share:
Basic	$0.21	$0.21		$0.67	$0.61

Diluted	$0.21	$0.21		$0.66	$0.60

Loss from discontinued operations, net of tax, per average common share:
Basic	$—	($0.04)		$—	($0.04)

Diluted	$—	($0.04	) (1)	$—	($0.04)

Net income per average common share:
Basic	$0.21	$0.17		$0.67	$0.57

Diluted	$0.21	$0.17		$0.66	$0.56

(1)	Due to a loss for the period, zero incremental shares are included because the effect would be antidilutive.

47